Exhibit 10.57

EMPLOYMENT AGREEMENT

(As Amended and Restated Effective as of the Date Below Executed)

This amended and restated EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the date it is executed below (the “Effective Date”), is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (“Company”), and Jeffrey A. Linn (“Executive”).

BACKGROUND

Executive is currently the Executive Vice President-Acquisitions and Secretary of Company. Company desires to continue to employ Executive, and Executive desires to continue to be so employed, on the terms and conditions contained in this amended and restated Agreement. Executive has been and will continue to be substantially involved with Company’s operations and management and has and will continue to have trade secrets and other confidential information relating to Company and its customers; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 hereof constitute essential elements hereof.

Company and Executive desire to amend and restate Executive’s current Agreement so that, among other things, its terms and conditions comply with (or are exempt from) the deferred compensation rules set forth in section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”) and the final regulations issued thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. CAPACITY AND DUTIES

1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby agrees to continue employment by Company for the period and upon the terms and conditions hereinafter set forth.

1.2 Capacity and Duties

(a) Executive shall continue to serve as Executive Vice President-Acquisitions and Secretary of Company and, subject to the supervision and control of the Chief Executive Officer, shall have the duties and authority generally consistent with such offices. Executive shall perform such other duties and shall have such authority as may from time to time be specified by the Chief Executive Officer of Company and as shall be consistent with the status and authority of his current offices. Executive shall also serve as Executive Vice President-Acquisitions and Secretary of PREIT Associates, L.P. (“PALP”), of which Company is the general partner.

(b) Executive understands that substantially all of the assets of Company consists of its general partner interest in PALP and that the business operations of PALP and its direct and indirect subsidiaries constitute all of the business operations conducted by Company and its “Affiliates” (as defined in subsection (c) below). Accordingly, Company and Executive understand that most of Executive’s time and energy will be expended on behalf of PALP and its direct and indirect subsidiaries in Executive’s capacity as an officer of PALP rather than as an officer of Company.

(c) Except as permitted by subsection (d) below, Executive (i) shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with Company’s published rules and policies in effect from time to time, and (ii) shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company and its Affiliates without the prior written consent of Company, which consent may be granted or withheld in the sole discretion of Company. “Affiliate” as used in this Agreement means any person or entity controlling, controlled by, or under common control with, Company. “Control,” as used in the definition of Affiliate, means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; the terms “controlling” and “controlled” shall have correlative meanings. Further, any person or entity that owns beneficially, either directly or through one or more intermediaries, more than 20 percent of the ownership interests in a specified entity shall be presumed to control such entity for purposes of the definition of Affiliate.

(d) Notwithstanding the provisions of subsection (c) above and subject to Section 5.2 hereof, Executive shall be permitted to serve on the board of directors or similar body of other organizations, including philanthropic organizations and organizations in which Executive has made an investment, provided that Executive’s activities with respect to the foregoing do not, individually or in the aggregate, interfere with, detract from, or affect the performance of his duties for Company under this Agreement.

2. TERM OF EMPLOYMENT

2.1 Term. The initial term of Executive’s employment hereunder shall begin on the Effective Date and last until December 31, 2009 (the “Expiration Date”) unless sooner terminated in accordance with the other provisions hereof. Except as hereinafter provided, on the Expiration Date and on each subsequent anniversary thereof, the Term (as hereinafter defined) shall be automatically extended for one year unless either party shall have given to the other party notice of non-renewal of this Agreement at least 120 calendar days prior to the expiration of the Term. The initial term of employment hereunder and each term as extended is a “Term.” If a non-renewal notice is given as provided above, Executive’s employment under this Agreement shall terminate (within the meaning of Section 4.8 hereof) on the last calendar day of the Term. If the non-renewal notice is given by Company, such termination of employment shall be a termination by Company without Cause, within the meaning of Section 4.4 hereof.

3. COMPENSATION

3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive a salary at the initial annual rate of $266,701, payable in periodic installments in accordance with Company’s regular payroll practices in effect from time to time. Effective as of January 1, 2009 and as of any later date, Executive’s salary may be increased pursuant to action taken or authorized by the Executive Compensation and Human Resources Committee (the “Committee”) of the Board of Trustees of Company (the “Board”). Executive’s annual salary cannot be decreased without the written consent of Executive. Executive’s annual salary, as determined in accordance with this Section, is hereinafter referred to as the “Base Salary.” No later than April 10 during any fiscal year during the Term, Company shall provide Executive with written notice of his Base Salary, bonus plan eligibility, and equity incentive awards, if any, for the current fiscal year. Such notice shall provide sufficient information regarding Executive’s bonus plan eligibility so that Executive’s maximum potential bonus is readily ascertainable. Failure to provide such notice on a timely basis (such failure, a “Compensation Notice Delinquency”) shall not be deemed a breach by Company; however, Executive shall then be permitted to exercise his termination right under Section 4.7 hereof.

3.2 Bonuses. Executive is eligible for and shall participate in Company’s bonus plans listed on Schedule 3.2 hereto and shall participate in the other bonus plans of Company in place from time to time for the executive officers of Company to the extent determined by the Committee.

3.3 Employee Benefits. In addition to the compensation provided for in Sections 3.1 and 3.2 hereof, Executive shall be entitled, during the Term, to participate in such of Company’s employee benefit plans and benefit programs, including medical benefit programs, as may from time to time be provided by Company for its executive officers. Company shall use its commercially reasonable efforts to provide Executive with health insurance through a preferred provider, traditional indemnity or equivalent plan. Company shall pay, or reimburse Executive for, the premiums associated with continuing the Equitable Life Disability Insurance Policy currently maintained for Executive’s benefit at the same benefit level as currently in effect.

3.4 Vacation. During the Term, Executive shall be entitled to a paid vacation of 25 business days during each calendar year or such additional number of days as is provided in the Employee Handbook published from time to time by Company (the “Company Employee Handbook”). Executive’s right to carry forward unused vacation days for a calendar year to any future calendar year shall be governed by the Company Employee Handbook as in effect from time to time.

3.5 Expense Reimbursement. Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information with respect to such expenses as Company may reasonably require.

3.6 Nonqualified Retirement Plan. Company hereby acknowledges that Executive is entitled to continue receiving benefits under, and in accordance with, the terms of Company’s Supplemental Retirement Plan for Jeffrey A. Linn, as amended and restated effective January 1, 2009.

4. TERMINATION OF EMPLOYMENT

4.1 Death of Executive. If Executive dies during the Term, Company shall thereafter be obligated to continue to pay the Base Salary to Executive’s estate for the remainder of the Term or, if the remainder of the Term is less than one year, for a period of 12 months, periodically in accordance with Company’s regular payroll practices and, within 30 calendar days of the death of Executive, shall pay any other amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of Executive’s death. If, for the year in which Executive dies, Company achieves the performance goals established in accordance with any cash bonus plan in which Executive participates, Company shall pay Executive’s estate, within the period in the following year that begins January 1 and ends March 15, an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Upon Executive’s death (i) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (ii) each outstanding nonqualified stock option (“NQSO”) granted to Executive before, on or after the date hereof shall be exercisable until the earlier of (A) the later of 180 calendar days after the death of Executive or the period following the death of Executive that is set forth in the relevant stock option agreement, or (B) the scheduled expiration date of such option, (iii) the exercise period of each incentive stock option (“ISO”) granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, (iv) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (A) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (B) are subject to vesting based upon the performance of Company (however measured) shall remain restricted shares under the terms of the applicable restricted share award agreement (the “Award”) and shall vest or be forfeited in whole or in part under the terms of such Award as if Executive’s employment had not terminated, and (v) Executive’s spouse and dependents (if any) shall be entitled for the balance of the Term or, if the balance of the Term is less than one year, for a period of 12 months, to continue to receive medical benefits insurance coverage at Company’s expense if and to the extent Company was paying for such benefits for Executive’s spouse and dependents at the time of Executive’s death. Executive’s spouse and dependents shall be entitled to such rights as they may have to continue coverage at their sole expense as are then accorded under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

4.2 Disability of Executive. If Executive is or has been materially unable for any reason to perform his duties hereunder for 120 calendar days during any period of 150 consecutive calendar days, Company shall have the right to terminate (within the meaning of Section 4.8 hereof) Executive’s employment upon 30 calendar days’ prior written notice to Executive at any time during the continuation of such inability, in which event Company shall thereafter be obligated to pay to Executive, within the 30-calendar-day period following his termination of employment, a lump sum equal to (i) the greater of the amount of his Base Salary computed through the remainder of the Term or his Base Salary, in either case minus (ii) any disability payments reasonably projected to be received by Executive from disability insurance policies paid for by Company during the longer of the remainder of the Term or 12 months following his termination of employment. Both the portion of the calculation in (i) of the preceding sentence and the portion of the calculation in (ii) of the preceding sentence shall be discounted from the dates that the Base Salary or disability payments (as applicable) would have been payable during the relevant period following termination in accordance with Company’s regular payroll practices or in accordance with such disability insurance policies (as applicable) to present value on the date of payment. The discount rate shall be equal to 200 basis points plus the London Interbank Offered Rate for a one-month period set forth in The Wall Street Journal (the “WSJ”) on the date of termination of employment or, if the WSJ is not published on such date, the first day following such termination on which the WSJ is published. Company shall also, within 30 calendar days of such termination, pay any other amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. If, for the year in which Executive’s employment is terminated pursuant to this Section, Company achieves the performance goals established in accordance with any cash bonus plan in which Executive participates, Company shall pay Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in the year in which his employment is terminated and the denominator of which is 365. Upon termination of Executive’s employment pursuant to this Section, (i) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (ii) each outstanding NQSO granted to Executive before, on or after the date hereof shall be exercisable until the earlier of (A) the later of 180 calendar days after the termination of Executive’s employment pursuant to this Section or the period following the termination of Executive’s employment for the reason set forth in this Section that is set forth in the relevant stock option agreement, or (B) the scheduled expiration date of such option, (iii) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, (iv) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (A) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (B) are subject to vesting based upon the performance of Company (however measured) shall remain restricted shares under the terms of the applicable Award and shall vest or be forfeited in whole or in part under the terms of such Award as if Employee’s employment had not terminated, and (v) Executive shall be entitled for the balance of the scheduled Term or, if the balance of the Term is less than one year, for a period of 12 months, to continue to receive at Company’s expense medical benefits coverage for Executive and his spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

4.3 Termination for Cause. Executive’s employment hereunder shall terminate (within the meaning of Section 4.8 hereof) immediately upon notice that Company is terminating Executive for Cause, in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonus, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination and which shall be paid within 30 calendar days of such termination. Upon termination of Executive’s employment pursuant to this Section, (i) each outstanding NQSO granted to Executive before, on, or after the date hereof that is vested and currently exercisable as of the date Executive’s employment is terminated pursuant to this Section shall remain exercisable until the earlier of (A) the later of 30 calendar days after the termination of Executive’s employment pursuant to this Section or the period following the termination of Executive’s employment for the reason set forth in this Section that is set forth in the relevant stock option agreement, or (B) the scheduled expiration date of such option, (ii) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, (iii) all vested restricted shares granted to Executive shall be delivered to Executive free and clear of any restrictions, other than pursuant to applicable securities laws, and (iv) Executive and his spouse and dependents shall have such rights (if any) to continue medical benefits coverage at his or their sole expense following termination for Cause as are then accorded under COBRA for the COBRA coverage period. “Cause” shall mean the following:

(a)(i) fraud in connection with Executive’s employment, (ii) theft, misappropriation or embezzlement of funds of Company or any of its Affiliates, or (iii) an act resulting in termination pursuant to the provisions of the “Code of Conduct” (as defined in Section 6.4 hereof);

(b) indictment of Executive for a crime involving moral turpitude;

(c) breach of Executive’s obligations under Section 5.1 hereof or Section 5.2 hereof;

(d) failure of Executive to perform his duties to Company (other than on account of illness, accident, vacation or leave of absence) that persists for more than 30 calendar days after written demand for substantial performance which specifically identifies the manner in which Executive has failed to perform after such notice to him; or

(e) Executive’s repeated abuse of alcohol or drugs.

4.4 Termination Without Cause or for Good Reason

(a) If at any time during the Term, (i) Executive’s employment is terminated (within the meaning of Section 4.8 hereof) by Company for any reason other than Cause or the death or disability of Executive or (ii) Executive’s employment is terminated (within the meaning of Section 4.8 hereof) by Executive for “Good Reason” (as hereinafter defined):

(1) Company shall, on or before Executive’s last day of full-time employment hereunder, pay Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. In addition, subject to subsection (c) below, Company shall pay Executive a lump-sum cash payment equal to the greater of (x) (A) Executive’s then current Base Salary through the end of the Term plus (B) an amount equal to the average of the percentages of Base Salary that were paid to Executive as cash bonuses in each of the last three full calendar years multiplied by Executive’s then current Base Salary (the “Average Bonus”) and further multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days in the calendar year that expired prior to termination of employment and (y) two times (A) Executive’s then current annual Base Salary or a multiple thereof plus (B) an amount equal to the Average Bonus. The portion of the lump-sum cash payment contemplated by the preceding sentence that represents Executive’s Base Salary shall be discounted from the dates that the Base Salary would have been payable – at the time of termination during the relevant period following termination in accordance with Company’s regular payroll practices – to present value on the date of payment at a discount rate equal to 200 basis points plus the London Interbank Offered Rate for a one-month period set forth in the WSJ on the date of termination of employment or, if the WSJ is not published on such date, the first day following such termination on which the WSJ is published.

(2) Executive shall be entitled for the balance of the Term or, if the balance of the Term is less than one year, for a period of 12 months, to continue to receive at Company’s expense medical benefits coverage for Executive and his spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

(3) Anything to the contrary in any other existing agreement or document notwithstanding, each outstanding stock grant and stock option granted to

Executive before, on or after the date hereof shall become immediately vested and exercisable on the date of such termination, and, with respect to each outstanding NQSO granted to Executive before, on or after the date hereof, such NQSO shall remain exercisable until the earlier of (i) the later of 180 calendar days after the termination of Executive’s employment pursuant to this Section or the period following the termination of Executive’s employment for the reason set forth in this Section that is set forth in the relevant stock option agreement, or (ii) the scheduled expiration date of such option. The exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement. Vesting and other rights with respect to stock grants shall be governed by the plans or terms under which they may be granted.

(b) “Good Reason” shall mean the following:

(1) any action or inaction that constitutes a material breach of Company’s obligations to Executive hereunder; or

(2) a material change in the geographic location at which Executive provides services;

provided, in each case, that Executive shall have given written notice thereof to Company within a period not to exceed 90 calendar days from the initial existence of the condition and Company shall have failed to remedy the condition within 30 calendar days after its receipt of such notice. Further, for Executive’s termination of employment (within the meaning of Section 4.8 hereof) to be for Good Reason, Executive must give Company irrevocable written notice of termination and such termination must occur before the end of the 120 calendar days following the end of the 30-calendar-day remedy period described above.

(c) Notwithstanding the foregoing, Company shall not be obligated to make the lump-sum cash payment under subsection (a)(1) above unless Executive has executed and delivered to Company a further agreement, to be presented to Executive by Company on or before the 10th calendar day after such termination, that shall provide (i) an unconditional release by Executive of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company and any Affiliate (including, with respect to matters relating to his employment hereunder, any trustee, officer, employee or agent of Company or any Affiliate) through the date of Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; and (iii) an undertaking to indemnify Company if Executive breaches such agreement.

Executive must sign and return the release to Company before the lump-sum payment is made to him; provided that, if the release is not timely presented to Executive, the requirement that Executive sign the release shall be waived. If the release is timely presented to Executive, but Executive does not sign and return the release to Company by the end of the applicable consideration period under the federal Age Discrimination in Employment Act (currently, either 21 or 45 calendar days), then

Executive shall forfeit the lump-sum payment. If the release is timely signed and returned to Company and not thereafter revoked, such lump-sum payment shall be made to Executive on the first business day on or after the 75th calendar day after such termination.

(d) If Executive’s employment is terminated by Executive for Good Reason within six months before or 12 months after a “Change of Control” of Company (as defined in Section 4.5(d) hereof), Section 4.5 hereof shall govern the rights and obligations of the parties and this Section shall be of no effect.

4.5 Change of Control

(a) If, during a Term, there should be a Change of Control (as defined herein), and within six months before such Change of Control or 12 months thereafter either (i) Executive’s employment shall be terminated (within the meaning of Section 4.8 hereof) by Company for any reason other than for death, disability or Cause or (ii) Executive’s employment is terminated (within the meaning of Section 4.8 hereof) by Executive for Good Reason:

(1) Company shall, on or before Executive’s last day of full-time employment hereunder, pay to Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.), that have been fully earned by, but not yet paid to, Executive under this Agreement as of such termination plus a lump-sum cash payment equal to the greater of (x) (A) Executive’s Base Salary through the end of the Term plus (B) an amount equal to the Average Bonus multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days in the calendar year that expired prior to termination of employment and (y) two times (A) Executive’s then current annual Base Salary and (B) an amount equal to the Average Bonus. If Executive’s employment is terminated during the six-month period before such Change of Control, the portion of the lump-sum cash payment contemplated by the preceding sentence that represents Executive’s Base Salary or a multiple thereof shall be discounted from the dates that the Base Salary would have been payable during the relevant period following termination in accordance with Company’s regular payroll practices to present value on the date of payment. The discount rate shall be equal to 200 basis points plus the London Interbank Offered Rate for a one-month period set forth in the WSJ on the date of termination of employment or, if the WSJ is not published on such date, the first day following such termination on which the WSJ is published.

(2) Executive shall be entitled for the balance of the Term or, if the balance of the Term is less than one year, for a period of 12 months, to continue to receive medical benefits coverage for Executive and his spouse and dependents (if any), to the extent Executive was so entitled prior to such termination, at Company’s expense if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period during which Company paid such expense.

(b) Anything to the contrary in any other agreement or document now or hereafter existing notwithstanding, upon a Change of Control and without regard to whether Executive’s employment is thereafter terminated, Executive shall become fully vested as of the time immediately before such Change of Control in all then existing stock grants, each stock option previously issued to him thereupon shall become immediately vested and exercisable, without regard to continued employment or performance-based vesting standards, and each NQSO shall remain exercisable until the earlier of (i) the later of 180 calendar days after the Change of Control or the period following a Change of Control that is set forth in the relevant stock option agreement, or (ii) the scheduled expiration date of such option. The exercise period of any ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement.

(c) In the event Executive is required to pay any excise tax imposed by section 4999 of the IRC (the “Excise Tax”), Company shall pay to Executive an additional payment in an amount equal to the full amount of the Excise Tax (the “Tax Reimbursement”); provided that Executive delivers acceptable evidence to Company regarding the calculation and payment of the Excise Tax within the 30-calendar-day period after the Excise Tax is paid. The Tax Reimbursement then shall be paid to Executive on the later of (i) the first business day after the 60th calendar day after the Excise Tax is paid or (ii) the first business day of the seventh calendar month after the calendar month of his termination of employment (within the meaning of Section 4.8 hereof). The amount payable under this subsection (c) shall not be grossed-up to cover any excise, income or employment taxes assessed upon the Tax Reimbursement. Notwithstanding anything to the contrary in this subsection (c), if the amounts otherwise payable to Executive would, in the opinion of Company’s regularly engaged independent certified public accountants, constitute “excess parachute payments” within the meaning of section 280G of the IRC and, if the net after-tax payment to Executive (after giving effect to the Excise Tax and Tax Reimbursement) would be increased by reducing the total compensation payable pursuant to this Section to the maximum amount that may be paid to Executive without such payment constituting an “excess parachute payment,” then the compensation payable under this Section shall be so reduced. In the event Company determines such a reduction is necessary, it shall promptly notify Executive of the amount of the required reduction. To the fullest extent possible, such reduction shall first be effected through a reduction in the number of restricted shares that would otherwise vest and thereafter by a reduction in cash payments to the extent of the balance.

(d) A “Change of Control” of Company shall mean:

(1) The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of the combined voting power of the then outstanding voting securities of Company entitled to vote generally in the election of trustees (the “Outstanding Shares”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Company unless, in connection therewith, a majority of the individuals who constitute the Board as of the date immediately preceding such transaction cease to constitute at least a majority of the Board, (ii) any acquisition by Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any entity controlled by Company, (iv) any acquisition by any individual, entity, or group in connection with a Business Combination (as defined below) that fails to qualify as a Change of Control pursuant to paragraphs (3) or (4) below, or (v) any acquisition by any Person entitled to file Form 13G under the Exchange Act with respect to such acquisition; or

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose appointment, election, or nomination for election by Company’s shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board or by a majority of the members of a committee authorized by the Incumbent Board to approve such appointment, election, or nomination (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the trustees of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(3) Approval by the shareholders of Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of Company (a “Business Combination”), in each case, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, less than 40 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares; or

(4) Approval by the shareholders of Company of a Business Combination, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 40 percent or more but less than 60 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares, and (i) any Person (excluding any employee benefit plan (or related trust) of Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, or (ii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were not members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or (iii) the Chief Executive Officer of Company at the time of the execution of the initial agreement providing for such Business Combination is not appointed or elected to a comparable or higher position with the entity resulting from such Business Combination, or (iv) the executive officers of Company holding the title of Executive Vice President or higher at the time of the execution of the initial agreement for such Business Combination constitute less than a majority of the executive officers holding comparable or higher titles of the entity resulting from such Business Combination; or

(5) Approval by the shareholders of Company of a complete liquidation or dissolution of Company.

Approval by the shareholders of Company of a Business Combination following which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 60 percent or more of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) shall not constitute a “Change of Control” unless following such transaction the provisions of paragraphs (1) or (2) above are independently satisfied.

4.6 Voluntary Termination. In the event Executive’s employment is voluntarily terminated (within the meaning of Section 4.8 hereof) by Executive without Good Reason, Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive as of the date of Executive’s termination, which amounts shall be paid within 30 calendar days of such termination. Executive shall also have such rights to continue medical coverage at his sole expense following such voluntary termination as are then accorded under COBRA.

4.7 Special Termination Right. Executive shall have the right to terminate his employment (within the meaning of Section 4.8 hereof) hereunder upon 90 calendar days prior written notice given to Company at any time within 10 calendar days after (i) the occurrence of a Compensation Notice Delinquency or (ii) the date on which he is notified pursuant to Section 3.1 hereof of his Base Salary and bonus plan eligibility with respect to any fiscal year of Company. Upon termination of Executive’s employment pursuant to this Section, Company shall not be obligated to make any further payments to Executive under this Agreement other than as provided in Section 4.6 hereof.

4.8 Termination of Employment for Purposes of Compliance with (or Exemption from) Section 409A of IRC. Executive shall only have incurred a termination of employment from Company if Executive has separated from service with all entities in the group of entities under common control with Company, within the meaning of sections 414(b) and 414(c) of the IRC (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable). The determination of whether Executive has had a termination of employment from Company shall be made by the Committee, applying the rules set forth in Treas. Reg. §1.409A-1(h) and any amendment thereof or successor thereto.

4.9 Section 409A Compliance. Except for (i) the first sentence of Section 4.1 hereof and (ii) Section 4.5(c) hereof, this Agreement is intended to be exempt from the requirements of section 409A of the IRC and the final regulations issued thereunder, primarily because of the short-term deferral exception to such coverage provided by Treas. Reg. §1.409A-1(b)(4), and this Agreement shall be construed and interpreted in accordance with such exception (and any other applicable exception) in order to avoid such coverage.

5. RESTRICTIVE COVENANTS

5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to Company and shall comply with the confidentiality section of Company’s Employee Handbook as in effect from time to time.

5.2 Noncompetition. During the term of Executive’s employment and for one year after termination of Executive’s employment by Company for Cause or by Executive for other than either Good Reason or pursuant to his special termination right under Section 4.7 hereof, Executive shall not directly or indirectly engage, or assist any other person or entity to engage, anywhere within 25 miles of any property in which Company or an Affiliate has a direct or indirect ownership interest, in any activity which competes in whole or in part with the activities of Company or any Affiliate during the term of employment or at the time of such termination, as applicable. The duration of Executive’s covenants set forth in this Section shall be extended by a period of time equal to the number of calendar days, if any, during which Executive is finally determined to be in violation of the provisions hereof.

5.3 Injunctive and Other Relief

(a) Executive acknowledges that the covenants contained in Sections 5.1, 5.2 and 6.3 hereof are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein. Accordingly, in addition to any other remedies that Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(b) In addition to such equitable relief with respect to Sections 5.1, 5.2 and 6.3 hereof, Company shall be entitled to monetary damages for any breach in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by Company in enforcing this Agreement, provided, however, that Company shall have no right to set off any such monetary damages against amounts owed by Company to Executive under this Agreement or any other agreement between the parties. Any action initiated by Company for monetary damages related to any such breach shall be subject to Section 6.1 hereof.

6. MISCELLANEOUS

6.1 Arbitration

(a) All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall be settled by arbitration in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided, that nothing herein shall preclude Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the case of any breach or threatened breach by Executive of Section 5.1 hereof, Section 5.2 hereof or Section 6.3 hereof. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be instructed to apply the contractual provisions hereof in deciding any matter submitted to them.

(d) The cost of any arbitration proceeding hereunder shall be borne equally by the parties. Each party shall be responsible for his or its own legal fees and expenses associated with any such arbitration.

6.2 Prior Employment. Executive represents and warrants that he is not a party to any other employment, non-competition, joint venture, partnership, or other agreement or restriction that could interfere with his employment with Company or his or Company’s rights and obligations hereunder; and that his acceptance of continued

employment with Company and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person. Executive warrants and covenants that, while an employee of Company, he will not hereafter become a party to or be bound by any such conflicting agreement.

6.3 Solicitation of Employees. During the term of Executive’s employment and for two years thereafter, Executive shall not directly or indirectly solicit or contact any person who is employed by Company or any Affiliate with a view to the engagement or employment of such person by any person or entity or otherwise interfere with the employment relationship of Company or of any Affiliate with any of its employees.

6.4 Code of Business Conduct. Executive acknowledges that he is and shall be subject to the provisions of Company’s Code of Business Conduct and Ethics for Employees and Officers (as modified, amended or supplemented from time to time, the “Code of Conduct”), including, without limitation, the enforcement provisions set forth in the Code of Conduct. Executive agrees to comply with the provisions of the Code of Conduct.

6.5 Indemnification/Litigation Assistance. Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of Company or its Affiliates to the fullest extent permitted by law and under Company’s Trust Agreement. In addition to the foregoing, Executive shall, upon reasonable notice, furnish such information and proper assistance to Company as may reasonably be required by Company in connection with any litigation in which it or its Affiliates are, or may become, parties. After termination of Executive’s employment, Executive shall be fairly compensated for providing assistance to Company that is more than incidental; provided, however, that the failure of Company and Executive to agree on such compensation shall not be the basis on which Executive withholds any information or assistance.

6.6 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.7 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to an Affiliate or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by Company. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators. An assignment by Company permitted under this Section shall not itself constitute a termination of Executive’s employment hereunder.

6.8 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to Company:

Pennsylvania Real Estate Investment Trust

200 South Broad Street, Third Floor

Philadelphia, PA 19102

Tel: (215) 875-0700

Fax: (215) 547-7311

Attention:	Chairman, Executive Compensation and Human
Resources Committee of the Board of Trustees

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103

Tel: (215) 988-2794

Fax: (215) 988-2757

Attention: Howard A. Blum, Esquire

(b)	If to Executive:

Jeffrey A. Linn

7 Crescent Road

Wyncote, PA 19095-1717

With a copy to:

Cozen O’Connor

1900 Market Street

Philadelphia, PA 19103

Tel: (215) 665-4159

Fax: (215) 665-2013

Attention: E. Gerald Riesenbach, Esquire

6.9 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes and replaces all prior agreements and understandings with respect thereto, including but not limited to, any currently existing employment agreement between Executive and Company and any Affiliate. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.10 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

6.11 Headings; Counterparts. The headings of Sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.12 Delegation. Any action hereunder that may be taken or directed by the Board or by the Committee may be delegated by (i) the Board to a committee of the Board or to an individual trustee or officer, or (ii) the Committee to one or more members of the Committee or officers, and the determination of any such delegee or delegees shall have the same effect hereunder as a determination of the Board or the Committee, as applicable.

6.13 Company Assets. Executive acknowledges that no trustee, officer, director or shareholder of Company or any Affiliate is liable to Executive in respect of the payments or other matters set forth herein.

6.14 Amendment. No provision of this Agreement may be amended, modified, or waived except in a writing signed by Executive and such officer as may be specifically designated by Company to sign on its behalf.

6.15 No Mitigation. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder.

6.16 Amendment of Trust Agreement or By-Laws

(a) Company shall not amend, modify or repeal Paragraph 14 of its Trust Agreement or Article 5 of its By-Laws, each as currently in effect, if the effect of such amendment, modification or repeal would be to alter, to the detriment of Executive, the rights of Executive to indemnification or advance of expenses based on an act or failure to act that took place during Executive’s employment hereunder.

(b) It is agreed that Executive shall not have any equitable remedies of any nature (including, but not limited to, injunctive relief and specific performance) with respect to this Section, and that his sole remedy shall be as set forth in Section 4.4 hereof, Section 4.5 hereof or Section 4.6 hereof, whichever shall be applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of December, 2008.

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President and
General Counsel

/s/ Jeffrey A. Linn
Jeffrey A. Linn

Schedule 3.2

Company Bonus Plans

Annual Incentive Opportunity Awards